Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333‑211367) and on Form S‑8 (Nos. 333‑213491) of TransMontaigne Partners L.P. of our report dated February 24, 2017 relating to the financial statements of Battleground Oil Specialty Terminal Company LLC, which appears in this Annual Report on Form 10‑K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 13, 2017